Exhibit 10.9

STATE OF NORTH CAROLINA

                                                  RESIGNATION AGREEMENT

COUNTY OF MECKLENBURG


               THIS RESIGNATION AGREEMENT (this "Agreement") is entered into as of the 21 st day of December, 1998 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and GARY B. SMITH ("Smith").

                              STATEMENT OF PURPOSE

        Smith and the Company entered into an Employment Agreement dated as of the 27 th day of August, 1996 (the "Employment Agreement") whereby Smith was employed by the Company as the President and Chief Operating Officer of the Company. As of the 12 th day of December, 1996, the Employment Agreement was amended by a document entitled "Amendment to Employment Agreement" which, among other things, changed Smith's position to that of President and Chief Executive Officer. As of the 2 1 " day of May, 1997 the parties entered into a Second Amendment to Employment Agreement (the Employment Agreement as amended is hereinafter referred to as the "Amended Employment Agreement"). In addition to serving as President and Chief Executive Officer, Smith also serves as a member of the Company's Board of Directors. Smith has decided to voluntarily resign from his employment with the Company.

        Smith and the Company have agreed to terminate their relationship on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the Statement of Purpose and the te provisions of this Agreement, the parties hereto mutually agree as follows:

        I . Resignation. Smith hereby resigns from his employment with the Company and resigns from all offices, committees and positions he holds with the Company and any affiliated company, including but not limited to, President and Chief Executive Officer of the Company and a member of the Company's Board of Directors, with said resignation to be effective on December 21, 1998. If requested by the Company, Smith will execute any additional resignation letters, forms or other documents which acknowledge his resignation from such employment, positions, committees and offices.

        2. Payment of Compensation and Provision of Certain Benefits by the Company. The Company agrees to pay or provide Smith with the following:

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           (a)  Compensation and benefits to which Smith is otherwise entitled as an employee of the Company at Smith's current rate and status through December 31, 1998, including any accrued but unpaid vacation pay, automobile allowance and previously incurred expenses, in accordance with the Company's generally applicable policies and procedures;

           (b) An amount equal to two times the annual rate of Smith's Base Salary as provided in Paragraph 3(a)(3) of the Amended Employment Agreement.

           (c) Medical and dental benefits for Smith and his dependents until December 21, 1999 under the Company's group medical plan. Smith Shall be entitled to elect to continue such coverage under the COBRA provisions of federal law, and his right to such continued coverage shall begin on December 21, 1999.

           (d) Smith has vested interests under a Company sponsored 401(k) plan. Smith's interests in said plan shall be paid when and as provided in, and otherwise subject to the terms, provisions and conditions of said plan and nothing in this Agreement shall modify or override those terms, provisions or conditions.

           (e) Smith has vested interests under the Company's 1991 Long-Term Incentive Plan and its 1996 Incentive Stock Plan and various stock options have been granted to Smith pursuant to said plans. In accordance with Paragraph 3(b) of the Amended Employment Agreement, all previously granted stock options shall become fully vested and immediately exercisable and shall remain exercisable for a period of 12 months from the date of this Agreement.

        3. Acknowledgment as to Receipt of Compensation. Smith acknowledges that he has been paid or provided all compensation and benefits to which he was entitled through the date of termination of his employment. Smith further acknowledges that the terms of Paragraph 2 above provide to him all of the compensation and benefits to which he is entitled under the Amended Employment Agreement. Moreover, Smith acknowledges that he is not entitled to receive any payment under the Management by Objectives Bonus Plan for 1998.

        4. Survival of Certain Paragraphs of the Amended Employment Agreement. Notwithstanding the termination of Smith's employment with the Company, the parties acknowledge that certain provisions of the Amended Employment Agreement remain in full

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force and effect. Specifically, renumbered Paragraphs 6 (Confidential
Information), 7 (Benefit of Designs), 8 (Non-Competition), 9 (Indemnification) and 10 (Reimbursement of Legal and Related Expenses) remain in full force and effect notwithstanding the termination of Smith's employment.

        5. Employment Taxes and Withholdings. Smith acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

        6. Release of the Company. Smith, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and each and every one of its respective present and former shareholders, directors, officers, employees, agents, successors and assigns, of and from any and all claims, demands, actions, causes of action, damages, costs and expenses, which Smith now has or may have by reason of any thing occurring, done or omitted to be done to the date of this Agreement; provided, however, this release shall not apply to any claims which Smith may have for the payments or benefits expressly provided for Smith or otherwise specifically referred to in this Agreement, and shall not apply to any rights of indemnification or exculpation to which Smith would otherwise have been entitled under the Charter or By-Laws of the Company or any benefits under directors and officers' insurance maintained by the Company.

        7. Release by the Company. The Company does hereby release and forever discharge Smith, his heirs and assigns of and from any and all claims, demands, actions and causes of action, damages, costs and expenses, which the Company now has or may have by reason of anything occurring, done or omitted to be done to the date of this Agreement.

        8. Confidentiality of this Agreement; Employment Reference. Smith shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to members of his immediate family, his attorney, his tax advisors and the appropriate taxing authorities or as otherwise required by law, hereinafter "Qualified Persons") the terms of this Agreement, including the amounts payable hereunder. Smith further agrees that he shall not discuss with anyone other than Qualified Persons the circumstances surrounding the termination of his employment. If any person asks Smith about the above matters, he will simply say that he resigned from the Company and all issues relating to his employment have been resolved. Smith further agrees that he will refrain from making derogatory comments about the Company, its Board of Directors, its officers or agents. The Company agrees that its officers and directors will likewise refrain from making derogatory comments about Smith, and if any person asks the Company about such matters, the Company will advise such person only as to the dates of Employee's employment with the company, the positions held and that he voluntarily resigned from his employment with the Company.

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        9. Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

        10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Smith, his heirs, executors and administrators.

        11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and, except as provided in Paragraph 4 above, cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.


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               IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Smith has hereunto set his hand and seal, all as of the day and year first above written.

        GLENAYRE TECHNOLOGIES, INC.

        [CORPORATE SEAL]

        ATTEST:                              By /s/ Ramon D. Ardizzone
                                                -----------------------------
                                                Ramon D. Ardizzone
                                                Chairman of the Board

         /s/ Eugene C. Pridgen
         --------------------------------
         Secretary



                                                /s/ G Smith      [SEAL]
                                                -----------------------------
                                                    Gary B. Smith


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